SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549



                       FORM 8-A

       FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) OR (g) OF THE
                SECURITIES EXCHANGE ACT OF 1934



            STRUCTURAL DYNAMICS RESEARCH CORPORATION
     (Exact name of registrant as specified in its charter)


           Ohio                             31-0733928
(State of incorporation                (I.R.S. Employer
or organization)                        Identification No.)


200 Eastman Drive, Milford, Ohio                       45150
(Address of principal executive offices)             (Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
X

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class       Name of each exchange on which
            to be so registered     each class is to be registered



                None                            None

Securities Act registration statement file number to which this form relates: __________________

Securities to be registered pursuant to Section 12(g) of the Act:

             Rights to Purchase Common Shares

Information Required in Registration Statement

Item 1.  Description of Registrant's Securities to be Registered.

     On August 6, 1998, the Directors of Structural Dynamics Research Corporation (the "Company") declared a dividend distribution of one Right (a "Right") for each outstanding share of the Company's Class A Common Stock, no par value per share, (collectively, the "Common Shares"). The Rights will issue at the close of business on August 10, 1998 (the "Record Date") to the shareholders of record on that date. The terms of the Rights are set forth in a Rights Agreement, dated August 10, 1998, (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, an Illinois banking association (the "Rights Agent").

     Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $110.00 per share (the "Purchase Price"), subject to adjustment as described in the Rights Agreement. The Rights will expire on August 10, 2008, unless earlier redeemed by the Company as described below.

     Until the Distribution Date (as described below), the Rights will be evidenced by the Common Share certificates. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or early redemption or expiration of the Rights),
(i) newly-issued certificates for the Common Shares issued upon transfer or new issuance of Common Shares will contain the notation incorporating the Rights Agreement by reference, and (ii) the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

     The Rights are not exercisable until the earlier to occur of:
(i) ten days following a public announcement by the Company that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares, or (ii) ten business days following the commencement of a tender offer or exchange offer for 20% or more of such outstanding Common Shares. (The earlier of such dates, unless extended by the Directors, shall hereinafter be referred to as the "Distribution Date.")

     As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Rights
Certificates") will be mailed to holders of record of the Common
Shares as of the close of business on the Distribution Date and such separate Rights Certificates will thereafter evidence the Rights, which may then be traded apart from the Common Shares.

     The Purchase Price payable upon exercise of the Rights, and the number of Common Shares or other securities or property issuable upon exercise, are subject to adjustment from time to time to prevent dilution upon (i) a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) the grant to holders of the Common Shares of certain rights, options, or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Company's Common Shares are not changed or exchanged, (ii) a Person becomes the beneficial owner of more than 20% of the outstanding Common Shares, (iii) an acquiring person engages in one or more self-dealing transactions specified in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than one percent, a "Flip-In Event" will have occurred, and each holder of a Right, upon exercise thereof at the Exercise Price, that number of Common Shares having a market value of two times the Exercise Price of the Right.

     In the event that: (i) the Company is acquired in a merger or other business transaction in which the Company is not the surviving corporation, or (ii) 50% or more of the Company's assets or earning power is sold or transferred, a "Flip-Over Event" shall have occurred and each holder of a Right shall, upon the exercise thereof at the Exercise Price, have the right to receive that number of shares of Common Stock of the acquiring company having a value equal to two times the Exercise Price. (Flip-In Events and Flip-Over Events are referred to collectively as "Triggering Events.")

     Rights that are or (under certain circumstances specified in the Rights Agreement) were beneficially owned by an Acquiring Person shall not be exercisable following the occurrence of a Triggering
Event.

     No fractional shares will be issued and in lieu thereof, adjustment in cash will be made based upon the market price of the Common Shares on the last trading day prior to the date of exercise.

     Prior to August 10, 2008, at any time prior to the later of (i) the Distribution Date or (ii) the date of the first Triggering Event, the Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights Agreement may be amended by the Company and the Rights Agent without the approval of any holders of the Rights at any time and from time to time.

     This Summary Description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by this reference.

Item 2.  Exhibits.

     1. Rights Agreement, dated August 10, 1998, (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, an Illinois banking association, as Rights Agent, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated August 6, 1998.

Signature

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                         STRUCTURAL DYNAMICS
                         RESEARCH CORPORATION


Date: August 6, 1998     By:/s/John A. Mongelluzzo
                                John A. Mongelluzzo, Vice President,
                              Secretary and General Counsel